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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

TD Banknorth Inc.

(Name of Registrant as Specified In Its Charter)

The Toronto-Dominion Bank

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing relates to a planned going-private transaction between The Toronto-Dominion Bank (“TD”) and TD Banknorth Inc. (“Banknorth”) pursuant to the terms of an Agreement and Plan of Merger, dated as of November 19, 2006, among TD, Banknorth and Bonn Merger Co., a newly formed Delaware corporation and a wholly-owned subsidiary of TD.
TD Bank Financial Group and TD Banknorth Inc. Agree to
Going-Private Transaction
TORONTO, ON and PORTLAND, ME, (November 20, 2006)—TD Bank Financial Group (TDBFG) (TSX and NYSE: TD) and TD Banknorth Inc. (NYSE: BNK) today announced that they have entered into a definitive merger agreement providing for the acquisition by TDBFG of all of the outstanding shares of common stock of TD Banknorth not currently owned by TDBFG for US$32.33 per share in cash.
The Designated Independent Directors Committee, comprised of four directors of TD Banknorth not associated with TD Bank Financial Group, issued an invitation to TDBFG to submit a proposal in accordance with the TD Banknorth stockholders agreement and negotiated the price and other terms of this transaction with the assistance of its financial and legal advisors.
The Board of Directors of TD Banknorth, upon the unanimous recommendation and approval of the Designated Independent Directors Committee, has unanimously approved the merger agreement.
The US$32.33 per share price represents a multiple of 22 times TD Banknorth’s GAAP earnings for the twelve months ended September 30, 2006 and 14.4 times TD Banknorth’s cash operating earnings for the twelve months ended September 30, 2006. The per share price is a 6.5% premium over the TD Banknorth closing price on Friday, November 17, 2006. The aggregate consideration payable under the proposal is expected to be approximately US$3.2 billion (CDN$3.6 billion).
TD Bank Financial Group currently owns approximately 130 million shares of common stock of TD Banknorth, representing approximately 57% of the outstanding shares of common stock. Upon completion of the transaction, TD Banknorth would become a wholly owned subsidiary of TD Bank Financial Group.
“This transaction offers TD Banknorth shareholders an opportunity to realize fair value for their shares, while also offering TD Bank Financial Group shareholders the long term benefits of 100% ownership of a US banking business in an attractive marketplace,” said Ed Clark, President and Chief Executive Officer, TD Bank Financial Group. “TD Banknorth’s strength has always been as a customer-focused bank and we don’t see that changing in light of today’s announcement. We remain committed to the future of TD Banknorth.”
TD Bank Financial Group also announced that it has entered into a voting agreement with a large stockholder of TD Banknorth, pursuant to which the stockholder has agreed to vote all shares of common stock of TD Banknorth over which it exercises voting authority in favor of the transaction.
In addition, another large stockholder has reviewed the general terms of this proposed transaction and has advised TDBFG that its current expectation is to vote in favor of the transaction. Together these two stockholders currently hold or have investment discretion over 26.2 million shares. Although these shareholders do not have voting authority over all of these shares, TDBFG expects the majority of these shares will be voted in favor of this transaction.
“On behalf of our shareholders, I am pleased that we have been able to reach an agreement for TD to acquire the balance of TD Banknorth’s outstanding shares,” said Bill Ryan, Chairman and Chief Executive Officer, TD Banknorth. “The transaction rewards our shareholders with a fair price and reaffirms TD’s long-term commitment to the U.S. banking industry.”
The proposed transaction requires the affirmative vote of a majority of the outstanding shares of common stock of TD Banknorth and a majority of the outstanding shares of common stock of TD Banknorth not held by TDBFG or its affiliates. TD Banknorth will schedule a special meeting of its stockholders for the purpose of obtaining stockholder approval of the transaction. The transaction is also subject to the approval of the Massachusetts Board of Bank Incorporation. The transaction is expected to close in March or April 2007.
Based on I/B/E/S estimates, TDBFG expects earnings per share accretion on a GAAP basis would be CDN$0.02 per share for six months in 2007 and CDN$0.12 per share in 2008. Projected accretion on an adjusted basis, or before the amortization of intangibles, is projected to be CDN$0.05 per share for six months in 2007 and CDN$0.16 per share in 2008.
Two conference calls for analysts are scheduled for today, November 20, 2006. The TD Banknorth call will start at 9:30 am ET, followed immediately by the TDBFG call. The phone number for both calls is 1-800-733-7571. Media and shareholders may view the slide presentations and listen in on the calls via webcast at www.tdbanknorth.com/investorrelations            and www.td.com/investor.
TD Securities and Goldman, Sachs & Co. are serving as financial advisors and Simpson Thacher & Bartlett LLP is serving as legal advisor to TD. Sandler O’Neill & Partners, L.P. is serving as financial advisor and Wachtell, Lipton, Rosen & Katz is serving as legal advisor to the Designated Independent Directors Committee of the TD Banknorth Board of Directors.
This news release contains “forward-looking statements.” Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of TD Bank Financial Group’s and TD Banknorth’s management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the ability to obtain the approval of the transaction by TD Banknorth stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and schedule; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and Canada; acts of terrorism; and war or political instability. Additional factors that could cause TD Bank Financial Group’s and TD Banknorth’s results to differ materially from those described in the forward-looking statements can be found in the 2005 Annual Report on Form 40-F for TD Bank Financial Group and the 2005 Annual Report on Form 10-K of TD Banknorth filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).
In connection with the proposed merger, TD Banknorth will file a proxy statement with the Securities and Exchange Commission. Stockholders of TD Banknorth are urged to read the proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement as well as other filings containing information about TD Bank Financial Group and TD Banknorth, when available, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308-9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517.
TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2005, which was filed with the Securities and Exchange Commission on December 12, 2005, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on February 24, 2006. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 30, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

About TD Bank Financial Group
The Toronto-Dominion Bank and its subsidiaries are collectively known as TD Bank Financial Group. TD Bank Financial Group serves more than 14 million customers in four key businesses operating in a number of locations in key financial centres around the globe: Canadian Personal and Commercial Banking including TD Canada Trust; Wealth Management including TD Waterhouse and an investment in TD Ameritrade; Wholesale Banking, including TD Securities; and U.S. Personal and Commercial Banking through TD Banknorth. TD Bank Financial Group also ranks among the world’s leading on-line financial services firms, with more than 4.5 million on-line customers. TD Bank Financial Group had CDN$385.8 billion in assets, as of July 31, 2006. The Toronto-Dominion Bank trades on the Toronto and New York Stock Exchanges under the symbol “TD”.
About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At September 30, 2006, TD Banknorth had $40 billion of total consolidated assets and provided financial services to nearly 1.6 million households in the Northeast. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol “BNK”. For more information, visit http://www.TDBanknorth.com.

For further information

Neil Parmenter, TDBFG External Communications	416-982-4285
Tim Thompson, TDBFG Investor Relations	416-982-6346
Jeff Nathanson, TD Banknorth Investor Relations	207-761-8517